UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 30, 2013

Islet Sciences, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-34048	87-0531751
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

641 Lexington Avenue, 6th Floor
New York, New York 10022
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:  (347) 797-5113.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 30, 2013, Mr. Michael Earley resigned as the Chief Executive Officer, Director and Chairman of Islet Sciences, Inc., a Nevada corporation (the “Company”). The resignation of Mr. Earley was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On August 4, 2013, Dr. Jerry L. Nadler resigned as a Director of the Company.  The resignation of Dr. Nadler was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On July 30, 2013, Mr. Mark Foletta resigned as an Advisor to the CEO and the Board of the Company.

The Company is currently interviewing and seeking additional candidates for its CEO and Board positions and to move its business forward.

Item 8.01    Other Events

On August 2, 2013, a press release was circulated by the plaintiffs in Islet Holdings, Inc., et al. v. Islet Sciences, Inc., et al., Case No. 2:12-cv-00799-RJS (D. Utah) which purported that the resignation of the Company’s former CEO, John Steel, resulted from plaintiffs’ allegations of wrongful conduct on his part.  The press release goes on to detail a “confession” by a person unaffiliated with the Company and details an amended complaint filed by plaintiffs against the Company and certain of its directors.

The resignation of Mr. Steel did not occur as a result of plaintiffs’ lawsuit or their actions.  In addition, the Company has contacted the third party who allegedly provided a “confession” and was advised that no such statements were made by him at any time.

The Company believes that the press release was further evidence of plaintiffs’ misguided attempt to wrongfully obtain compensation from the Company to which they have no entitlement.  Plaintiffs’ original lawsuit, as disclosed in the Company’s filings, was dismissed for failure to state a claim.  The Company believes that the current lawsuit is similarly without merit and will be similarly dismissed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Islet Sciences, Inc.

Dated: August 7, 2013	By:	/s/ Joel Perlin
Name: Joel Perlin
Title: Vice-President and Director